Exhibit 99.1

Cyngn announces its financial results for the first quarter ended March 31, 2022, after the close of the stock market on May 11, 2022. The Company is also hosting its earnings call that same day. Source: Cyngn

Cyngn Reports First Quarter 2022 Results

Company to Host Conference Call Today at 2 p.m. PT/5 p.m. ET

MENLO PARK, Calif., May 11, 2022 — Cyngn (or the “Company”) (NASDAQ: CYN), a developer of innovative autonomous driving software solutions for industrial and commercial applications, today announced its financial results for the first quarter ended March 31, 2022.

Recent Operating Highlights:

The following operational updates occurred subsequent to March 31, 2022:

●	On April 21, 2022, Cyngn announced the official launch of DriveMod Kit, a fully-equipped turnkey autonomous vehicle (“AV”) hardware integration module for which Cyngn filed a patent in February 2022. DriveMod Kit’s inaugural manufacturing run started coming off the assembly line in the first half of April 2022.

●	On April 29, 2022, Cyngn closed a private placement pursuant to a securities purchase agreement entered into on April 28, 2022, with certain institutional and accredited investors for aggregate net proceeds of approximately $18.1 million, after deducting underwriting fees and other offering expenses.

●	On May 4, 2022, Cyngn announced the launch of Infinitracker, a global GPS asset-tracking device and Internet of things (“IoT”) data collection gateway. The Infinitracker product aligns with the Company’s mission to deliver new data insights in industrial domains such as manufacturing, fulfillment, logistics, construction, and mining.

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May 11, 2022

Lior Tal, Cyngn’s CEO, stated, “The first few months of 2022 have been incredibly exciting for Cyngn. We announced both new products and new partnerships, all of which are key milestones toward our goal of delivering scaled deployments in 2024. In early April, we launched production of DriveMod Kit, which we believe puts us in a position to lead the rapid adoption of autonomy across a wide range of new and retrofit industrial and commercial vehicles. DriveMod Kit contains all the advanced sensors and hardware components needed for AV technology integration, allowing for quick and easy installation.

“We also launched Infinitracker last week. This product is an excellent addition to our industrial vehicle autonomy and data analytics suite, enabling a superior level of asset visibility with its IoT gateway capabilities and 15-year battery life. We will be offering Infinitracker through account-based enterprise sales and channel partners that will act as value-add resellers. There will also be an option to place direct orders though our website. We are pleased to have received our first bookings with strategic customers and resellers.

“As we continue to invest in our people and building out our team, we have expanded our Silicon Valley offices to accommodate our growing operations. We continue to recruit additional engineering resources and, with the completion of the recent financing, are well capitalized and in a strong position to execute on our strategic growth objectives in the coming quarters. In the second half of 2022, we anticipate new partnerships, additional deployments and other encouraging developments including the start of realizing some nominal revenue, all of which will help to support the positive momentum that we’ve established thus far in the year.”

GAAP Financial Review

First Quarter Ended March 31, 2022:

●	Total operating expenses were $3.8 million for the quarter ended March 31, 2022, compared to $1.5 million in the prior-year quarter. The increase was primarily due to a $1.5 million increase in general and administrative (“G&A”) expense related to significantly increased non-cash, stock-based compensation expense, costs incurred for additional personnel and professional services necessary to support becoming a public company and for additional occupancy costs following the renewal of the Company’s lease that expanded the square footage of its Menlo Park offices. R&D expense for the period also increased by $0.7 million, which was attributable to significantly increased non-cash, stock-based compensation expense, costs incurred for additional engineering staff and contractors, allocated occupancy costs and R&D-related travel costs. The Company expects R&D costs to continue to increase as it continues to restore the appropriate level of engineering and other personnel to support its R&D efforts.

●	Net loss was $3.8 million for the quarter ended March 31, 2022, compared to net loss of $1.5 million in the prior-year quarter. Net loss per share on a basic and diluted basis was $0.14 based on approximately 26.9 million weighted average shares for the quarter ended March 31, 2022, compared to net loss per share on a basic and diluted basis of $1.63 based on approximately 1.0 million weighted average shares in the prior-year quarter.

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May 11, 2022

Balance Sheet Highlights:

As of March 31, 2022, Cyngn’s cash and cash equivalents were $18.5 million, working capital was $18.2 million, and total stockholders’ equity was $19.0 million; compared to cash and cash equivalents of $21.9 million, working capital of $22.1 million and total stockholders’ equity of $22.2 million, respectively, as of December 31, 2021.

Including the net proceeds from the recently closed private placement of $18.1 million, pro forma cash and cash equivalents, working capital and total stockholders’ equity as of March 31, 2022, are $36.6 million, $36.3 million and $37.2 million, respectively.

For more details on Cyngn’s financial results for the first quarter ended March 31, 2022, please refer to the Company’s Form 10-Q to be filed with the SEC, which will be accessible at www.sec.gov.

Conference Call and Webcast Information:

Cyngn will host a conference call at 2 p.m. PT/5 p.m. ET today (Wednesday, May 11, 2022), during which management will discuss the results of the first quarter ended March 31, 2022. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):	(877) 407-9753
International (Toll):	(201) 493-6739

The conference call can also be accessed via webcast at the “Events & Presentations” page of Cyngn’s Investor Relations website by clicking here. The Company encourages all participants to also log into the live webcast as it expects to broadcast a short video showcasing its recently launched Infinitracker product.

Those who are unable to attend the live conference call may access the recording shortly after the conclusion of the call at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn is an autonomous vehicle technology company that is focused on addressing industrial uses for autonomous vehicles. Cyngn believes that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbents, and high upfront investment requirements. Cyngn addresses these challenges with its Enterprise Autonomy Suite, which includes DriveMod (modular industrial vehicle autonomous driving software), Cyngn Insight (customer-facing software suite for monitoring/managing AV fleets and aggregating/analyzing data), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

To learn more, please visit https://cyngn.com/.

Find Cyngn on:

●	Twitter
●	LinkedIn
●	YouTube
●	The Advanced Autonomy Podcast

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May 11, 2022

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s Prospectus. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

Contact

Carolyne Sohn

Vice President, The Equity Group

csohn@equityny.com

(415) 568-2255

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May 11, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31,	(Audited) December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$18,331,241	$21,945,981
Restricted cash	126,489	50,000
Prepaid expenses and other current assets	509,360	525,304
Total current assets	18,967,090	22,521,285

Property and equipment, net	308,618	102,787
Right-of-use asset	777,181	-
Intangible assets, net	30,050	30,917
Total Assets	$20,082,939	$22,654,989

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$94,688	$112,271
Accrued expenses and other current liabilities	172,977	295,156
Operating lease liability, current portion	548,982	-
Total current liabilities	816,647	407,427

Operating lease liability, net of current portion	228,742	-
Total liabilities	1,045,389	407,427

Commitments and contingencies
Stockholders’ Equity
Convertible Series A, B and C preferred stock, Par $0.00001; 10,000,000; none issued and outstanding as of March 31, 2022 and December 31, 2021	-	-
Common stock, Par $0.00001; 100,000,000 shares authorized; 27,104,430 and 26,487,680 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	271	265
Common stock warrants	170,397	170,397
Additional paid-in capital	139,179,451	138,570,430
Accumulated deficit	(120,312,569)	(116,493,530)
Total stockholders’ equity	19,037,550	22,247,562
Total Liabilities and Stockholders’ Equity	$20,082,939	$22,654,989

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May 11, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended March 31,
	2022	2021

Revenue	$-	$-

Operating expenses:
Research and development	1,681,145	934,290
General and administrative	2,137,516	615,391
Total operating expenses	3,818,661	1,549,681

Loss from operations	(3,818,661)	(1,549,681)

Other income, net
Interest expense. Net	(379)	(2,142)
Other income	1	-
Total other (expense) income, net	(378)	(2,142)

Net loss	$(3,819,039)	$(1,551,823)

Net loss per share attributable to ordinary stockholders, basic and diluted	$(0.14)	$(1.63)

Weighted-average shares used in computing net loss per share attributable to ordinary stockholders’, basic and diluted	26,862,227	951,794

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May 11, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities
Net loss	$(3,819,039)	$(1,551,823)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	69,054	22,909
Stock-based compensation	520,142	7,860

Changes in operating assets and liabilities:
Prepaid expense, operating lease right-of-use assets, and other current assets	(808,350)	(1,897)
Accounts payable	(17,583)	(72,436)
Accrued expenses, lease liabilities, and other current liabilities	655,546	(116,049)
Net cash used in operating activities	(3,400,230)	(1,711,436)

Cash flows from investing activities
Purchase of property and equipment	(226,906)	(1,703)
Net cash used in investing activities	(226,906)	(1,703)

Cash flows from financing activities
Proceeds from note payable	-	899,790
Proceeds from exercise of stock options	88,885	-
Net cash provided by financing activities	88,885	899,790

Net decrease in cash and cash equivalents and restricted cash	(3,538,251)	(813,349)
Cash and cash equivalents and restricted cash, beginning of period	21,995,981	6,456,190
Cash and cash equivalents and restricted cash, end of period	$18,457,730	$5,642,841

Supplemental disclosure of cash flow:
Cash paid during the period for interest and taxes	$-	$-

Supplemental disclosure of non-cash activities
Initial recognition of operating lease right-of-use assets and operating lease liabilities	$824,292	$-
Change in deferred rent associated with ASC 842	58,676	-